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                                                                   EXHIBIT 10.16


          ASSISTED LIVING CONSULTANT AND MANAGEMENT SERVICES AGREEMENT

                        (Clare Bridge of Brick Township)

         THIS ASSISTED LIVING CONSULTANT AND MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made and entered into as of March 31, 1999 by and between ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation ("ALS"), and THIRD PARTY INVESTOR I, L.L.C., a Delaware limited liability company ("Owner").

                                   WITNESSETH:

         WHEREAS, Owner is developing a facility described in Exhibit A, attached hereto and incorporated herein by this reference (the "Facility"), to provide assisted living, dementia and/or specialty care services to the elderly;

         WHEREAS, ALS is engaged in the business of providing consultant and management services to owners and operators of assisted living, dementia and other specialty care facilities ("Assisted Living Facilities") and has acquired and/or developed procedures, systems, controls and forms to assist owners of Assisted Living Facilities in the operation and management of such facilities; and

         WHEREAS, it is in the best interest of the Owner to contract for consultant and management services to facilitate better operation and management of the Facility, and ALS proposes to provide such services on a contract basis to Owner.

         NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, Owner and ALS mutually agree as follows:

                                    ARTICLE 1

                    MANAGEMENT AND OPERATION OF THE FACILITY

         1.1 Management and Operation. During the term of this Agreement, ALS will manage and operate the Facility in accordance with this Agreement. ALS shall perform the services required by this Agreement in accordance with the same procedures, practices and techniques ALS uses in performing such services for other Assisted Living Facilities, shall seek to achieve a level of operating quality (subject to budgetary restraints and Owner directives) that is at least as high as that of other Assisted Living Facilities operated by ALS and shall perform such services in accordance with customary industry standards and all applicable federal, state and local laws, rules and regulations, orders, judgments and decrees (hereinafter collectively referred to as "Laws"). Subject to the provisions hereof and only to the extent permitted by applicable Laws, Owner hereby delegates to ALS, and on and subject to the terms and conditions hereof ALS hereby accepts and assumes, complete control and responsibility for the management and



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operation of the Facility, and ALS shall use commercially reasonable efforts to exercise such control and responsibility. Without limiting the generality of the foregoing and subject to the provisions of this Agreement, ALS shall have the following powers and authorities in connection with the performance of its duties hereunder:

                  1.1.1 ALS shall enter into contracts and take such other actions in the name of the Owner as ALS deems appropriate, in its reasonable judgment, to assure an adequate supply of electricity, gas, fuel, water, telephone, television, pest control, linen, garbage removal, snow removal, elevator maintenance, landscaping services and any other services as may reasonably be required for the proper operation and maintenance of the Facility.

                  1.1.2 ALS shall supervise the purchase of such inventories, food, beverages, provisions, supplies and equipment required to properly maintain and operate the Facility and to contract for the purchase of the same in the name of Owner.

                  1.1.3 ALS may take such steps and file such applications and reports (in the name of Owner or ALS, if required or if deemed appropriate in the reasonable judgment of ALS) as may be required to comply with the provisions of applicable Laws, including obtaining all necessary licenses and permits.

                  1.1.4 ALS may retain the services of counsel, accountants and other professional consultants as ALS may deem necessary in its judgment for the purpose of carrying out ALS's duties hereunder.

                  1.1.5 ALS may, in its own judgment, initiate in the name of and at the expense of Owner, any and all legal actions or proceedings necessary to collect charges or other income due the Facility, to enforce any agreements between the Facility and third parties, to collect damages for breach or default by any such third party, to adjust, compromise and settle all accounts, claims, disputes and differences which the Owner may have in connection with the operation of the Facility and to write off or make allowance for such accounts, claims, disputes and differences as ALS may deem necessary in its judgment, so long as, in the reasonable judgment of ALS, there is no material adverse affect to Owner or the Facility from any such action.

                  1.1.6 ALS may recruit, negotiate with, hire, train, supervise, promote, assign, establish the compensation level of, settle labor grievances with respect to, and discharge all personnel deemed by ALS, in its own judgment, to be necessary for the proper operation and maintenance of the Facility. All of the employees performing services at the Facility pursuant to this Agreement shall be employees of ALS. All salary, fringe benefits and other costs and expenses of employment relating to the employees of Owner or ALS who perform on-site services on a day-to-day basis at the Facility ("Facility Personnel") shall be at Owner's expense (including the reasonably allocable cost of any such on-site personnel whose services may be provided to more than one facility (e.g., sales staff)). All salaries, fringe benefits and other costs and expenses of employment for ALS employees who perform services for the Facility but who are not Facility Personnel ("Corporate Personnel"), including, without limitation, the Regional Director, Registered Dietician, Director of Marketing and other corporate management of ALS,


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shall be at ALS's expense. The parties recognize that Corporate Personnel shall have responsibility for multiple facilities, and will not be exclusively dedicated to the Facility.

         1.2 Independent Contractor. ALS has entered into this Agreement as an independent contractor. Except as expressly provided herein, nothing shall be construed or interpreted to be a delegation by Owner to ALS of any duties, powers or responsibilities of Owner, agents or representatives, arising out of Owner's ownership or operation of the Facility.

         1.3 Non-Exclusive License. During the term of this Agreement and for a period of ninety (90) days after termination hereof, ALS hereby grants to Owner, subject to all the terms, provisions and conditions contained herein, a non-exclusive license to operate the Facility utilizing the ALS System (hereinafter defined) and ALS Marks (hereinafter defined), or such portion thereof, as ALS shall elect to utilize in managing and operating the Facility in accordance herewith. An election by ALS to use a certain Mark or Marks in the operation of the Facility will not be changed without the approval of the Owner, which approval shall not be withheld unreasonably.

                  1.3.1 For purposes of this Agreement, (i) "ALS System" shall mean all formats, systems, methods, specifications, standards, procedures and trade dress developed or utilized by ALS in operating or managing Assisted Living Facilities, as modified from time to time; and (ii) ALS "Marks" shall mean all service marks, trademarks, logos and commercial symbols, and any associated designs, owned, developed or utilized by ALS and its subsidiaries in operating or managing Assisted Living Facilities, including, without limitation, the service marks Sterling House (R), Crossings (R), Wynwood(R), Clare Bridge
(R), WovenHearts (R) and Alternative Living Services~.

                  1.3.2 Notwithstanding anything to the contrary herein except for the covenant not to compete set forth in Section 6.3, ALS retains, for itself and its affiliates, the right in its sole discretion to:

                  (i) Utilize the ALS System and the ALS Marks, or any portion thereof, in the management or operation of other Assisted Living Facilities or in connection with any other business in which it or its affiliates may engage, as determined by ALS in its sole discretion; and

                  (ii) Grant other licenses in the ALS System or ALS Marks as ALS, in its sole discretion, deems appropriate.

Any and all improvements to the ALS System developed at the Facility shall be and become the sole and absolute property of ALS subject to Owner's rights to use the same as provided in this Agreement, and ALS may incorporate the same into the ALS System and shall have the sole and exclusive right to copyright, register and protect such improvements.

                  1.3.3 Owner acknowledges that Owner's right to use the ALS System and the ALS Marks is derived solely from this Agreement and is limited to such utilization as is expressly permitted by this Agreement. Any unauthorized use of ALS System or the ALS Marks



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by Owner shall constitute a breach of this Agreement and an infringement of the rights of ALS in and to the ALS Marks or ALS System, as applicable. The ALS Marks shall only be utilized as specifically authorized by ALS in its capacity as manager and operator of the Facility in accordance herewith. Owner shall not use any ALS Mark as part of any corporate or trade name, and Owner shall conduct its business in its own name and shall identify itself as the independent owner of the Facility. If it becomes advisable at any time in ALS's reasonable judgment to modify or discontinue the use of any ALS Mark or ALS System for the betterment of the management and operation of the Facility, Owner shall comply with ALS's direction with respect thereto upon notice by ALS to Owner. ALS has not authorized or empowered Owner to use the ALS Marks or the ALS Systems except as provided in this Agreement and Owner shall not employ any of the ALS Marks in signing any contract, check, purchase agreement, negotiable instrument, legal obligation, application for license or permit, or in any manner that may result in liability of ALS for indebtedness or obligations of Owner.

                                    ARTICLE 2

                              PRE-OPENING SERVICES

         Prior to the date on which an occupancy permit is issued for the Facility (the "Opening Date"), ALS shall provide a Regional Director to render advice regarding the Facility, a Director of Marketing to promote the Facility and other Corporate Personnel to provide interior design services, market feasibility studies, initial personnel hiring and training services and the other pre-opening and pre-leasing services.

                                    ARTICLE 3

                          CORPORATE PERSONNEL SERVICES

         Commencing on the Opening Date and for the remainder of the term of this Agreement, in addition to causing the Facility Personnel to perform all such day-to-day management and operations functions as are necessary or appropriate to the conduct of the business of the Facility in accordance herewith, ALS agrees to cause its Corporate Personnel to provide the following services:

         3.1 Nursing Staff and Personal Care Services. ALS will furnish the Facility, at ALS's expense, with access to a Regional Director, who will be an employee of ALS. The Regional Director will, under ALS's supervision, manage, advise, and assist the director of the Facility ("Facility Director") in establishing policies and objectives for the nursing staff and others providing personal care services and providing resident care and services. The Regional Director will manage, assist and advise the Facility in formulating, implementing and maintaining a standard of care which complies with all applicable Laws, and which meets with Owner's approval, such approval not to be unreasonably withheld.

         3.2 Activities and Social Services Programs. The Regional Director will, under ALS's supervision, advise and assist the Program Activity Director of the Facility in establishing activities and social services for the Facility's residents. In addition, the Regional Director will



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assist the Facility in formulating, implementing and maintaining quality activities and social services programs for residents of the Facility in accordance with all applicable Laws.

         3.3 Laundry and Housekeeping Services. The Regional Director, under ALS's supervision, will advise and assist the Facility in establishing laundry and housekeeping policies, philosophies and objectives to provide the Facility with laundry and housekeeping services.

         3.4 Dietary Services. ALS will furnish the Facility, at ALS's expense, with access to a Registered Dietician who will, under ALS's supervision, advise and assist the Facility in establishing dietary policies, philosophies, objectives and cost control methods to provide the Facility's residents with dietary services. The Registered Dietician will advise and assist the Facility in formulating, implementing and maintaining such policies, philosophies, objectives and cost control methods.

         3.5 Other Services. ALS will furnish and perform consultant and management services, data processing services, accounting services and other administrative and clerical functions as are necessary for the proper utilization of the administrative systems, forms and procedures developed by ALS for use in the operation of the Facility.

         3.6 Personnel of the Facility. ALS will assist the Facility in the formulation and implementation of personnel policies and procedures and the administration of personnel matters.

         3.7 Maintenance of the Facility. ALS will furnish the Facility with access to ALS's staff construction manager, who will, under ALS's supervision, advise and assist the Facility Director in implementing a maintenance program for the Facility.

                                    ARTICLE 4

                                 MANAGEMENT FEE

         4.1 Management Fee. Except as provided in the Purchase Rights and Financing Agreement dated as of March 31, 1999 between Owner and ALS (the "Purchase Rights and Financing Agreement"), the management fee payable to ALS hereunder shall be as follows:

                  (a) For the period commencing on the date of the execution hereof and ending on the Opening Date (the "Preopening Period"), the Owner shall pay to ALS a monthly fee equal to 7.50% of Projected Stabilized Revenue (as defined herein), provided that in no event shall the Preopening Period exceed a period of six months, and further provided that in the event that the Preopening Period is less than six months, the Owner shall pay to ALS on the Opening Date an amount equal to the excess of (i) the aggregate amount that would have been paid pursuant to this Section 4.1(a) if the Preopening Period had been six months over (ii) the aggregate amount previously paid pursuant to this Section 4.1(a);

                  (b) Upon the Opening Date, a fee of $25,000 related to the initial regulatory licensure of the residence;



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                   (c) For the twelve month period (the "Initial Period")
commencing on the Opening Date, the Owner shall pay to ALS a monthly fee equal to 7.50% of Projected Stabilized Revenue;

                  (d) After the Initial Period, the Owner shall pay to ALS a monthly fee equal to 7.50% of the gross operating revenues of the Facility ("Facility Revenue").

                  (e) For purposes hereof:

                           "Projected  Stabilized Revenue" shall mean the
Facility Revenue calculated on a pro forma basis based upon (i) an assumed Facility occupancy rate of 95% and (ii) the projected average monthly revenue attributable to an individual resident in the Facility's first year of operation as reflected in the projections for the Facility as agreed upon by the parties.

                  (f) The management fee shall be payable monthly on or before the tenth (10th) day of each calendar month following the calendar month for which payment is made. The management fee shall be estimated by ALS based on the estimated amount of Facility Revenue for the month for which payment is made. Within thirty (30) days after the end of each calendar quarter, ALS shall pay to Owner the excess, if any, of the management fees collected for such calendar quarter over the amount due based on the actual Facility Revenue for such quarter and, conversely, the excess of the amount due based on the actual operating revenues for such quarter over the management fees collected for such calendar quarter shall be paid by Owner to ALS.

                  (g) Until the earlier of (i) the first anniversary date of the opening of the Facility, and (ii) the date on which the Facility first reaches a ninety-five percent (95%) resident occupancy rate, any management fee payable pursuant to this Section 4.1 shall be paid by Owner when due from borrowings pursuant to that certain Management Fee Loan Agreement between the parties of even date herewith.

                  (h) In the event that the Facility is damaged by fire or other casualty and Owner receives insurance proceeds pursuant to one or more policies of business interruption insurance, ALS shall be entitled to its management fee hereunder in an amount equal to that portion of such proceeds intended to cover the cost of ALS's management fee hereunder.

         4.2 Expenses.

                  (a) ALS will perform services and incur expenses on behalf of Owner prior to the Opening Date, and ALS shall be reimbursed at ALS's actual cost for all pre-opening, pre-leasing, operating, sales and marketing costs provided to Owner during the construction period, including the salary costs and fringe benefits of the individuals described in Article 2 of this Agreement. Such reimbursement shall be made regardless of when the Opening Date occurs.

                  (b) Commencing with the date hereof, except as otherwise provided in this Agreement, Owner will be responsible for all operating costs, expenses, fees, losses, taxes and



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charges which pertain to the operations of the Facility, including the wages and other payroll expenses of the Facility Personnel. Owner will reimburse ALS for
(i) all such operating costs and expenses paid or funded by ALS on Owner's behalf and (ii) reasonable travel, meals and lodging expenses (excluding payroll costs) incurred by Corporate Personnel in connection with any consulting services provided by such personnel at the Facility.

                  (c) ALS shall deliver to Owner periodically and as reasonably requested by Owner schedules and statements documenting its reimbursable expenses. ALS shall be authorized to pay itself management fees and to reimburse itself for expenses due hereunder out of the bank account or accounts maintained on Owner's behalf by ALS with respect to the operation of the Facility, which accounts may be part of an integrated multi-facility cash management system.

                                    ARTICLE 5

                                    INSURANCE

         Commencing with the Opening Date or such earlier time as construction of the Facility is completed, ALS, on behalf of and at the expense of Owner, will negotiate, procure and maintain in full force and effect insurance against the fire and other hazards, personal property damage, general liability and such other insurance as the parties hereto agree as is normally maintained by and for the protection of the owners and operators of Assisted Living Facilities. ALS shall be an additional insured, under the policies of fire and other hazards, personal property damage and general liability insurance maintained by ALS on behalf of and at Owner's expense. In addition, ALS shall maintain, at Owner's expense, professional liability insurance and worker's compensation insurance covering its employees and Owner and its equity owners shall be named as additional insureds thereunder. Such insurance policies and the professional liability and worker's compensation insurance policies shall provide that the coverages provided thereby may not be canceled without the issuer giving thirty
(30) days prior written notice of such cancellation. ALS shall provide to Owner upon Owner's request such certificates evidencing the insurance ALS is obligated to maintain.

                                    ARTICLE 6

                           CERTAIN RESTRICTIONS ON ALS

         6.1 Approval of Certain Expenditures. Notwithstanding any provisions herein to the contrary (except for payroll and related costs of Facility Personnel which are not subject to the provisions below), no single non-budgeted expenditure (excluding any expenditures made by ALS in its capacity as Developer under that certain Development Agreement between the parties of even date herewith) which exceeds $10,000 (or any non-budgeted expenditure of any amount if the total non-budgeted expenditures for such fiscal year have been or would thereby be in excess of $50,000) shall be made on Owner's behalf by ALS without Owner's prior written approval; provided, however, that expenditures which in the judgment of ALS involve imminent danger to life or property, or which are immediately necessary in the reasonable judgment of ALS for the preservation and safety of the Facility or for the safety of the residents, or which are



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reasonably required in the judgment of ALS to avoid the suspension of any necessary service to the Facility, may be made by ALS irrespective of the cost limitation imposed by this Section. Notwithstanding this authority as to such expenditures, it is understood and agreed that ALS will, if at all possible, confer immediately with Owner regarding every such expenditure. If ALS requests Owner's approval with respect to any disbursement, Owner shall approve or disapprove the same within ten (10) days, and any failure to respond shall be deemed approval.

         6.2 Compliance with Governmental Directives. ALS shall take, or cause to be taken, any and all such further acts as may be necessary to comply with any applicable Laws. Subject to the limitations contained in Section 6.1 of this Agreement, ALS shall not take any action under this Section if Owner is diligently contesting in good faith any purported non-compliance or has notified ALS in writing of Owner's intention to contest any such purported non-compliance. ALS shall promptly notify Owner in writing of any notice of non-compliance within ten (10) business days following receipt.

         6.3 Covenant Not to Compete. During the term of this Agreement and for a period of six months after termination hereof (unless by the party desiring to compete pursuant to Section 9.1(a) or (b)), each of Owner and ALS agrees that it shall not, and it shall not permit any of its subsidiaries or other affiliates to, own in whole or in part, operate, manage or have any interest in any assisted living facility or any property which is being developed for operation as an assisted living facility (excluding any such facility or property owned, operated, managed, or under development or construction by ALS as of the date hereof), or (in the case of ALS) license any other entity to use any of the ALS System or ALS Marks in connection with the ownership, operation or management of any assisted living facility, which either is located closer than three (3) miles to the Facility or otherwise has a Primary Market Area which overlaps the Primary Market Area of the Facility (unless, in the latter case, ALS determines in its reasonable, good faith judgment that such facility should not have a materially detrimental effect on the occupancy rate of the Facility); provided, however, that in the event that ALS determines that it desires to engage in any such activity, Owner and ALS hereby agree to use their best efforts to determine the fair market value of the Facility and to effect the transfer of the Facility to ALS (or its designated subsidiary or other affiliate) at such fair market value (it being understood that if after such efforts the parties cannot reach agreement on such fair market value, Owner shall not be obligated to transfer the Facility to ALS pursuant hereto and ALS shall remain subject to the restrictions contained under the terms of this section). The "Primary Market Area" for the Facility shall mean the primary market area for the Facility identified in the study prepared by or on behalf of ALS for purposes of determining the feasibility of the Facility and a copy of which has heretofore been furnished to Owner. With respect to any other facility, the "Primary Market Area" shall mean the primary market area identified in any similar study prepared by ALS or any third party for purposes of determining its feasibility. Owner may assign its rights to this covenant not to compete to any purchaser of the Facility. Each of Owner and ALS expressly acknowledges that irreparable loss and injury would result to Owner or ALS (as the case may be) or to a party to whom Owner may have sold the Facility upon the breach of any of the covenants contained in this Section 6.3 and that damages arising out of such breach would be difficult to ascertain. The parties hereby agree that, in addition to all other remedies provided at law or in equity, Owner or ALS (as the case may be) or any purchaser of the Facility to whom Owner has assigned its rights hereunder may petition and obtain from a court of law or equity both



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temporary and permanent injunctive relief to prevent a breach by the other party of any covenant contained in this Section 6.3.



                                    ARTICLE 7

                                    CONTRACTS

         All contracts for the provision of care with residents of the Facility shall be executed by ALS (assignable to Owner or any purchaser of the Facility upon termination of the Management Agreement, to the extent permissible under all applicable governmental licensing regulations and other law) and all other contracts for the operation of the Facility shall be executed by ALS in the name of Owner, and Owner hereby appoints ALS as its attorney-in-fact for the purpose of negotiating and entering into such contracts. If ALS executes any such contract in the name of ALS which, by its provisions, is assignable by the parties thereto, then upon the termination of this Agreement, ALS agrees to assign such contract to Owner, and Owner agrees to accept such contract assigned from ALS. Effective on the effective date of such assignment, Owner shall assume and agree to be fully bound by the terms and provisions of the assignment and shall indemnify and hold ALS harmless from and against any and all damages, costs or expenses arising under such contract following such effective date, and ALS agrees not to directly solicit any residents of the Facility under such contracts for a period of six months after termination (or during the term) of this Agreement.

                                    ARTICLE 8

                                      TERM

         The term of this Agreement shall commence at 12:01 a.m., Milwaukee time, as of the date first written above and shall continue until 11:59 p.m., Milwaukee time, on the tenth (10th) anniversary of the date of this Agreement, unless sooner terminated in accordance with the provisions of Article 9 hereof.

                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated prior to the expiration of the term of this Agreement, as provided in Section 8 herein, without prejudice to any other rights or remedies available to the terminating party under this Agreement or applicable Laws, for any of the following:

                  (a) Either party may terminate this Agreement immediately upon written notice to the other party if there is a material breach by the other party of this Agreement or any other agreement between the Owner and ALS, and if such breach is of a nature susceptible to being cured without damage to the other party as a result of delay in the cure thereof, such breach



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remains uncured for a period of sixty (60) days following written notice to the other party setting forth the nature of the breach in reasonable detail.

                  (b) Either party may terminate this Agreement immediately upon written notice to the other party if (i) a petition of bankruptcy is filed (or other commencement of a bankruptcy or similar proceeding shall have occurred) against the other party without its consent under applicable bankruptcy, insolvency or similar laws as now or hereafter in effect, and such proceeding is not dismissed within 60 days thereafter; (ii) the other party consents to the institution of bankruptcy or insolvency proceedings against it or files a petition, answer or consent seeking reorganization or relief (other than as a creditor) under the U.S. Bankruptcy Code or any other federal or state law relating to bankruptcy or insolvency; (iii) the other party consents to the appointment of a receiver; (iv) the other party makes an assignment for the benefit of its creditors; or (v) the other party admits in writing that it is unable to pay its debts generally as they become due.

                  (c) Either party may terminate this Agreement upon thirty (30) days written notice to the other party if: (i) the Facility has its state operating or any equivalent license or permit suspended, revoked or otherwise terminated; (ii) such suspension, revocation or termination remains in effect for ninety (90) days; and (iii) such suspension, revocation or termination materially and adversely impacts the ability of the Owner and the Manager to continue to operate the Facility in the manner then applicable in accordance with applicable Laws.

                  (d) This Agreement is automatically terminated without liability on the part of Owner to ALS, except for accrued liabilities as of such termination, upon the sale of the Facility to a nonaffiliate of Owner.

                  (e) This Agreement may be terminated by Owner immediately upon written notice to ALS in connection with the sale of the Facility to a third party by reason of a financing default of ALS as set forth in Section 3.c of the Purchase Rights and Financing Agreement between the parties dated as of March 31, 1999, so long as Owner first repays all indebtedness to ALS set forth in such provision as a condition to such termination and otherwise fulfills any other conditions set forth therein.

         9.2 Agreement to Cooperate. Upon the termination of this Agreement pursuant to Section 9.1 hereof (other than a termination of this Agreement by ALS pursuant to Section 9.1 (a) or (b), in which event this Section 9.2 shall not be operative), ALS shall cooperate with Owner in connection with the relicensing of the Facility and shall, to the extent necessary to permit the continued, uninterrupted operation of the Facility by Owner (or its successor manager) following such termination, permit any licenses held by ALS with respect to the Facility to continue to be utilized by Owner or its successor manager on terms that are customary in connection with the sale of operating assisted living facilities in the jurisdiction in which the Facility is located (including, as applicable, entering into lease, sublease, management or sub-management relationships with Owner or its successors manager); provided, however, that (i) ALS shall be entitled to require reasonable indemnification in connection therewith and (ii)



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ALS's obligation under this Section 9.2 shall not extend beyond 120 days following such termination. Owner may assign its rights pursuant to this Section to any purchaser of the Facility.


                                   ARTICLE 10

                                 INDEMNIFICATION

         10.1 Indemnification. Each party hereto ("Indemnifying Party") hereby respectively covenants and agrees to indemnify, defend and hold harmless the other party ("Indemnified Party") from and against any damages, losses, costs or expenses, including, but not limited to, any and all claims, demands, causes of action, court costs, fines, damages, judgments and reasonable attorneys' fees (collectively, "Damages"), incurred by the Indemnified Party in connection with any of the foregoing, as a result of the breach of any provision of this Agreement by the Indemnifying Party. Further, ALS covenants and agrees to indemnify, defend and hold harmless Owner from and against any Damages incurred by Owner in connection with or as a result of any intentional misconduct by, or negligence of ALS in the provision of the management and consultant services provided in this Agreement. ALS shall be indemnified by the Owner for any Damages sustained by ALS in connection with any action or inaction taken by ALS in connection with the performance of its duties hereunder, provided that ALS determines in good faith that such action or inaction is in the best interest of the Facility or its operation, and further provided that such action or inaction does not constitute gross negligence or intentional misconduct of ALS.

         10.2 Claims for Indemnification. The Indemnified Party will give the Indemnifying Party prompt written notice of any claim for Indemnification required by Section 10.1; provided, however, that no failure or delay by the Indemnified Party in providing such notice shall relieve the Indemnifying Party of its obligations hereunder, except and to the extent that the Indemnifying Party has been prejudiced thereby. If such claim involves any claim, assessment, action, suit or proceeding brought by any third party ("Third Party Claim"), the Indemnifying Party shall undertake the defense thereof and will consult with the Indemnified Party concerning such defense during the course thereof. In the event that the Indemnifying Party within ten (10) business days after notice of any Third Party Claim fails to defend or to acknowledge its obligation to defend such Third Party Claim, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to undertake the defense, compromise or settlement of such Third Party Claim on behalf and for the account and risk of the Indemnifying Party and without any requirement to obtain the consent of the Indemnifying Party to any such compromise or settlement. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not, without the Indemnified Party's written consent (such consent not to be unreasonably withheld), settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof, unless the Indemnifying Party delivers to the Indemnified Party its written agreement to indemnify the Indemnified Party for any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to the defense or settlement of such Third Party Claim.




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                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Access to Books and Records. Owner shall have the right to a full, complete and accurate accounting from ALS with respect to the operation of the Facility and shall cooperate with ALS in every way to provide such accounting. ALS and Owner shall have the full right and power to inspect all books, records and pertinent documents and information of the Facility (collectively, the "Information"), whether in the possession of Owner or ALS. Owner shall have the right to enter upon any part of the Facility at all reasonable times for the purpose of examining or inspecting the Information, examining or making extracts of the books and records of the Facility or for any other purpose which the Owner, in its discretion, shall deem necessary or advisable; provided, however, that any examination, inspection or extracting of the Information shall be done with as little disruption to the business of the Facility as reasonably possible. Owner shall cooperate with ALS in every reasonable respect and shall furnish ALS with all of the information required by it for the performance of ALS's services under this Agreement, and shall permit ALS to examine and copy any data in the possession and control of Owner affecting the Facility and the provision of ALS's services under this Agreement.

         11.2 Force Majeure. Neither party shall be deemed to be in violation of this Agreement if such party is prevented from performing any of its obligations hereunder (other than financial obligations) for any reason beyond its control, including, without limitation, acts of God or the public enemy, the elements, or any applicable laws.

         11.3 ALS Affiliation. ALS shall provide Owner with suitable signs and appropriate decals indicating ALS' affiliation with the Facility. It is specifically understood, however, that such signs and decals shall remain the property of ALS, and ALS shall have the right to reclaim and remove such signs and decals from the premises of the Facility upon termination of this Agreement.

         11.4 Confidentiality. Owner shall not, except as otherwise expressly consented to by ALS in writing, directly or indirectly use, disclose, permit any unauthorized person to have access to, or otherwise exploit for Owner's own benefit or for the benefit of any other person, any Confidential Information regarding ALS's records, plans or any other aspects of ALS's business. For purposes hereof, the term "Confidential Information" shall mean any data or information that is of value to ALS and not generally known to competitors of ALS or to the public, and whose confidentiality is maintained. Confidential Information shall include, but not be limited to, written lists of ALS's current or potential customers, the identity of various suppliers, non-public information about ALS's executives and employees and ALS's financial affairs, products, processes, services, research, development, inventions, manufacture, purchasing, accounting, engineering and marketing.

         11.5 Non-Employment; Availability for Employment.

                  (a) During the term of this Agreement and through the period ending six (6) months thereafter, Owner shall not directly or indirectly employ, attempt to employ or assist anyone else in employing, any Corporate Personnel of ALS (regardless of whether such employment is full time or pursuant to a written contract with ALS), without first obtaining the written consent of ALS. Upon termination of this Agreement other than by ALS pursuant to Section 9.1(a) or
(b), ALS shall use its best efforts to make available to Owner or any party to whom it has sold the Facility for employment by Owner or such other party all of the Facility Personnel.

                  (b) The parties expressly acknowledges that irreparable loss and injury would result to them upon the breach of any of the covenants contained in this Section 11.5 and that damages arising out of such breach would be difficult to ascertain. The parties hereby agree that, in addition to all other remedies provided at law or in equity, a party may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the other party of any covenant contained in this Section 11.5.

         11.6 Notices. Each notice, request, demand or other communication ("Notice") by either party to the other party pursuant to this Agreement shall be in writing, and, except for purchase orders, order acknowledgements and routine documentation and correspondence, shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by commercial courier, charges prepaid, or by facsimile transmission (but each such Notice sent by facsimile transmission shall be confirmed by sending the original thereof to the other party by U.S. mail or commercial courier as provided herein), addressed to the address of the receiving party set forth below or to such other address as such party shall have communicated to the other party in accordance with this Section. Any Notice hereunder shall be deemed to have been given and received when personally delivered, on the date when sent by facsimile or on the third business day following the date when sent by mail or commercial courier.

If to ALS:

ALTERNATIVE LIVING SERVICES. INC.
450 North Sunnyslope Road
Suite 300
Brookfield, WI 53005
Attn: William F. Lasky
Telephone: 414/789-9565
Fax: 414/789-9592

With a copy to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, GA 30303
Attn: Alan C. Leet, Esq.
Telephone: 404/420-4616
Fax: 404/522-2224

If to Owner:

Third Party Investor I, L.L.C.
c/o McDonald Investments, Inc.
250 Pearl Street, N.W.
Grand Rapids, Michigan  49503
Attn:  Randall S. Damstra
Telephone: 616/732-3396
Fax: 616/732-3394

With a copy to:

Hecht & Lentz
333 Bridge, N.W., Suite 330
Grand Rapids, Michigan  49504
Attn:  David M. Hecht, Esq.
Telephone: 616/776-7200
Fax: 616/776-7203

         11.7 Applicable Law. The interpretation, validity, and performance of this Agreement shall be governed by the internal laws of the State of Michigan. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be arbitrated in the manner set forth in Section 11.13 of this Agreement.

         11.8 Successors and Assigns. Neither party shall have the right to assign this Agreement or the rights and interest provided to such party hereby, except with the other party's prior written consent; provided, however, that ALS shall be permitted to assign this Agreement to an Affiliate of ALS without Owner's consent provided that such assignment shall not operate to release ALS from its obligations hereunder. ALS shall also have the right to employ, retain or subcontract with other persons, firms or corporations to perform all or any part of the services to be performed hereunder. The terms, provisions, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

         11.9 Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered part of the subject matter of this Agreement or used to interpret or construe any provision hereof.

         11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11 Waiver and Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.12 Entire Agreement. Each of the parties hereto intend this Agreement to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof, notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

         11.13 Arbitration. Each of the parties hereto agree that any and all controversies or claims arising out of or relating to this Agreement, or the breach of any of its provisions, shall be settled by arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties hereto further agree that the arbitrators in any such arbitration shall not be authorized to award any punitive damages in connection with any controversy or claim settled by arbitration hereunder. The decision of the arbitrator in any such arbitration shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall take place in such place as is agreed to by the parties hereto, or, if they cannot agree, in Grand Rapids, Michigan. The expenses of any arbitration pursuant to this Section 11.13 shall be borne by the losing party. Arbitrations under this Agreement shall be conducted before a panel of three (3) arbitrators, one selected and paid for by ALS, one selected and paid for by Owner, and one selected by mutual agreement of the arbitrators selected and paid for by both ALS and Owner. All notices in connection with an arbitration shall be made in the manner set forth in Section 11.6 hereof.

         11.14 Certain Rules of Construction. The use of the singular or masculine pronoun in this Agreement shall include, wherever appropriate, the plural and feminine. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party by virtue of its counsel having drafted this Agreement or otherwise.

         11.15 No Representation as to Results. Owner acknowledges that ALS is not the guarantor of the operating results of the Facility, and that ALS shall have no liability to Owner hereunder for failure of the Facility to achieve operating results projected in any business plan or projections.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the date and year first above written.



                                            ALTERNATIVE LIVING SERVICES, INC.

                                            By:   /s/ Mark W. Ohlendorf
                                               ---------------------------------
                                            Title:   Senior Vice President
                                                  ------------------------------


                                            THIRD PARTY INVESTORS I, L.L.C.

                                            By:    /s/  John Meilner
                                               ---------------------------------
                                            Title:   Authorized Agent
                                                  ------------------------------